UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ZHONE TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ZHONE TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 5, 2015

10:00 a.m. Pacific Time

To our stockholders:

You are cordially invited to attend our 2015 annual meeting of stockholders, which will be held at Zhone’s principal executive offices, located at 7195 Oakport Street, Oakland, California 94621 on May 5, 2015 at 10:00 a.m. Pacific Time. We are holding the annual meeting for the following purposes:

1.	To elect two members of the Board of Directors to serve for three-year terms as Class II Directors;

2.	To ratify the appointment of KPMG LLP as Zhone’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	To transact other business that may properly come before the annual meeting or any adjournments or postponements of the meeting.

These items are fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

Only stockholders of record at the close of business on March 16, 2015, the record date, will be entitled to vote at the annual meeting. Your vote is very important. Whether or not you expect to attend the annual meeting in person, please complete, sign, date and return the enclosed proxy card or vote electronically via the Internet or over the telephone as soon as possible to ensure that your shares are represented at the annual meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide your broker, bank or other nominee with instructions on how to vote your shares. For specific instructions on voting procedures, please refer to the section entitled “Voting Procedures” beginning on page 1 of the proxy statement and the instructions on the proxy card.

By Order of the Board of Directors

Kirk Misaka
Chief Financial Officer,
Treasurer and Secretary

Oakland, California

March 26, 2015

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR SUBMIT

YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR OVER THE TELEPHONE BY

FOLLOWING THE ENCLOSED INSTRUCTIONS.

ZHONE TECHNOLOGIES, INC.

7195 Oakport Street

Oakland, California 94621

PROXY STATEMENT

Zhone’s Board of Directors solicits your proxy for use at the annual meeting of stockholders to be held on May 5, 2015 at 10:00 a.m. Pacific Time at Zhone Technologies, Inc., 7195 Oakport Street, Oakland, California 94621, and at any adjournments or postponements of the meeting, for the purposes set forth in the “Notice of Annual Meeting of Stockholders.” We made copies of this proxy statement available to stockholders beginning on or about March 26, 2015.

VOTING RIGHTS AND PROCEDURES

Record Date and Shares Entitled to Vote

Only stockholders of record at the close of business on the record date, March 16, 2015, will be entitled to vote at the annual meeting. These stockholders are entitled to cast one vote for each share of common stock held as of the record date on all matters properly submitted for the vote of stockholders at the annual meeting. As of the record date, there were approximately 32,621,153 shares of Zhone common stock outstanding and entitled to vote at the annual meeting.

Stockholder of Record: Shares Registered in Your Name

If on March 16, 2015 your shares are registered directly in your name with Zhone’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we request that you fill out and return the enclosed proxy card or vote by proxy on the Internet or over the telephone as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If on March 16, 2015 your shares are registered not in your name, but rather in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by the organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a “legal proxy” from your broker or other agent authorizing you to vote your shares in person.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid annual meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. In the election of directors, the two nominees who receive the highest number of affirmative votes will be elected as directors. All other proposals require the affirmative vote of a majority of the votes cast at the annual meeting.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present, but they will not be counted as votes cast on any matter. Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Because abstentions and broker non-votes will not be considered votes cast, they will have no effect on the outcome of any proposal.

Voting Procedures

Your vote is important. Whether or not you plan to attend the annual meeting in person, please complete, sign, date and return the enclosed proxy card, vote by proxy on the Internet, or by proxy over the telephone as soon as possible to ensure that your vote is recorded promptly. Voting by proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card, vote by proxy on the Internet or vote by proxy over the telephone. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote on the Internet, go to www.envisionreports.com/ZHNE to complete an electronic proxy card. Follow the steps outlined on the secured website.

•

To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 10:00 a.m. Pacific Time on May 5, 2015 to be counted.

If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy “FOR” Proposals 1 and 2. If any other matters are properly presented for voting at the annual meeting, or any adjournments or postponements of the annual meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in their discretion. We have not received notice of other matters that may properly be presented for voting at the annual meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Zhone. Your broker, bank or other nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instruction card from your broker, bank or other nominee that accompanies this proxy statement. If you complete and submit your proxy card, the persons named as proxies will vote the shares represented by your proxy card in accordance with your instructions.

Under the rules that govern how brokers may vote shares held in street name, brokers do not have the discretion to vote your shares on any non-routine matters, which include the election of directors, actions on stock plans and actions on executive compensation. Therefore, unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the proposals described in this proxy statement other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote on these matters can be counted.

Revocation

You may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions: (1) submitting another proxy card bearing a later date, (2) delivering written notice of revocation to Zhone’s Corporate Secretary at 7195 Oakport Street, Oakland, California 94621, or (3) attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke any prior instructions.

Proxy Solicitation Costs

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this proxy statement and any additional solicitation material that we may provide to stockholders. The original solicitation of proxies by mail may be supplemented by solicitation by mail, telephone, fax, personal interviews or other methods of communication by our directors, officers and employees. We will not pay any additional compensation to directors, officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation.

Admission to the Annual Meeting

Only Zhone stockholders, as of the close of business on March 16, 2015, and other persons holding valid proxies for the annual meeting are entitled to attend the annual meeting. You should be prepared to present valid government issued photo identification for admittance. In addition, if you are not a stockholder of record but hold shares in “street name,” you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of March 16, 2015. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual meeting. The annual meeting will be held at our principal executive offices, located at 7195 Oakport Street, Oakland, California 94621. For directions, please call (510) 777-7000.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 5, 2015

Electronic copies of our proxy statement and our annual report are available at the Investor Relations section of our website at www.zhone.com.

Stockholders Sharing the Same Address

The rules promulgated by the Securities and Exchange Commission, or the SEC, permit companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or notice of Internet availability of proxy materials to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary, and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report, proxy statement and any notice of Internet availability of proxy materials. If you would like to opt out of or into this practice for future mailings, and receive separate or multiple annual reports, proxy statements and notices of Internet availability of proxy materials for stockholders sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report, proxy statement or any notice of Internet availability of proxy materials without charge by sending a written request to Zhone Technologies, Inc., Attention: Investor Relations, 7195 Oakport Street, Oakland, California 94621, or by calling us at (510) 777-7013. We will promptly send additional copies of the annual report or proxy statement or any notice of Internet availability of proxy materials upon receipt of such request. Stockholders sharing an address who now receive multiple copies of our annual report, proxy statement and any notice of Internet availability of proxy materials may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other intermediary. Householding does not apply to stockholders with shares registered directly in their name.

Recommendation of the Board

The Zhone Board of Directors unanimously recommends that you vote “FOR” the election of the director nominees (Proposal 1) and “FOR” the ratification of the appointment of KPMG LLP as Zhone’s independent registered public accounting firm (Proposal 2).

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR SUBMIT YOUR

PROXY ELECTRONICALLY VIA THE INTERNET OR OVER THE TELEPHONE BY

FOLLOWING THE ENCLOSED INSTRUCTIONS.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are dedicated to maintaining the highest standards of business integrity. It is our belief that adherence to sound principles of corporate governance, through a system of checks, balances and personal accountability is vital to protecting Zhone’s reputation, assets, investor confidence and customer loyalty. Above all, the foundation of Zhone’s integrity is our commitment to sound corporate governance. Our corporate governance principles and Code of Conduct and Ethics can be found at www.zhone.com.

Board Independence

The Board of Directors has affirmatively determined that each member of the Board, other than Messrs. Ejabat and Norrod, is independent under the criteria established by The Nasdaq Stock Market, or Nasdaq, for independent board members. In addition, each member of the committees of the Board is an independent director in accordance with Nasdaq standards. At the conclusion of the regularly scheduled Board meetings, the independent directors have the opportunity to and regularly meet outside of the presence of our management.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board of Directors has eight directors and the following three committees: (1) Audit Committee, (2) Compensation Committee, and (3) Corporate Governance and Nominating Committee. The membership during the last year and the function of each of the committees are described below. Each of the committees operates under a written charter which can be found on the “Corporate Governance” section of our website at www.zhone.com. During the year ended December 31, 2014, the Board held eight meetings. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served, in each case during the period for which they were directors of Zhone. We endeavor to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. All of our directors attended last year’s annual meeting of stockholders.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Michael Connors
Robert Dahl	Chair	Member	Member
Morteza Ejabat
C. Richard Kramlich		Member	Member
James Norrod(1)
Nancy Pierce	Member
James Timmins	Member
Lawrence Briscoe(2)
Mahvash Yazdi(2)
Number of Meetings in 2014	5	2	1

(1)	Mr. Norrod was appointed as a director on July 17, 2014.
(2)	Mr. Briscoe resigned from his position as a director of Zhone effective as of September 30, 2014. Ms. Yazdi was appointed as a director to fill the vacancy on the Board of Directors effective as of September 30, 2014.

Audit Committee

The Audit Committee reviews the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Audit Committee contains at least one “audit committee financial expert” as defined by the rules of the SEC. The Board of Directors has determined that Robert Dahl meets the qualifications of an “audit committee financial expert.” Stockholders should understand that this designation is a disclosure requirement of the SEC related to the experience and understanding of Mr. Dahl with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Dahl any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The responsibilities and activities of the Audit Committee are described in greater detail in “Audit Committee Report.”

During 2014, the members of the Audit Committee included Messrs. Dahl (Chair) and Timmins, and Ms. Pierce.

Compensation Committee

The Compensation Committee is responsible for establishing and monitoring policies governing the compensation of executive officers. In carrying out these responsibilities, the Compensation Committee is responsible for reviewing the performance and compensation levels for executive officers, establishing salary and bonus levels for these individuals, and approving stock option grants for these individuals under our stock option plans. The objectives of the Compensation Committee are to correlate executive officer compensation with our business objectives and financial performance, and to enable us to attract, retain and reward executive officers who contribute to the long-term success of the company. The Compensation Committee seeks to reward executive officers in a manner consistent with our annual and long-term performance goals, and to recognize individual initiative and achievement among executive officers. For additional information concerning the Compensation Committee, see the “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee develops and reviews corporate governance principles applicable to the company, identifies individuals qualified to serve as directors, selects or recommends nominees to the Board of Directors for the election of directors, and advises the Board with respect to Board and committee composition. The Corporate Governance and Nominating Committee is also responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity of professional experience, viewpoint, age, skills (such as understanding of manufacturing, technology, finance and marketing), and international background. These factors, and any other qualifications considered useful by the Corporate Governance and Nominating Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Corporate Governance and Nominating Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Corporate Governance and Nominating Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

In selecting or recommending candidates for election to the Board, the Corporate Governance and Nominating Committee considers nominees recommended by directors, management and stockholders using the same criteria to evaluate all candidates. The Corporate Governance and Nominating Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon the identification of a qualified candidate, the Corporate Governance and Nominating Committee would select, or recommend for consideration by the full Board, the nominee for the election of directors. The Corporate Governance and Nominating Committee may engage consultants or third party search firms to assist in identifying and evaluating potential nominees. To recommend a prospective nominee for the Corporate Governance and Nominating Committee’s consideration, stockholders should submit the candidate’s name and qualifications to Zhone’s Corporate Secretary in writing to the following address: Zhone Technologies, Inc., Attention: Corporate Secretary, 7195 Oakport Street, Oakland, California 94621. When submitting candidates for nomination to be elected at the annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by our bylaws.

Board Leadership Structure

In 2014, in connection with the appointment of James Norrod as Zhone’s new Chief Executive Officer, the independent members of the Board determined to separate the positions of Chairman and Chief Executive Officer and retain Mr. Ejabat as Executive Chairman. Mr. Ejabat is a co-founder of Zhone and had served as both our Chairman of the Board and Chief Executive Officer from June 1999 through July 2014. The Board determined to retain Mr. Ejabat in the role of Executive Chairman following the appointment of Mr. Norrod to facilitate the management transition and enable Zhone to continue to benefit from Mr. Ejabat’s continued strategic guidance as it relates to the carrier access business and future product development, while allowing Mr. Norrod to focus on the day-to-day operations of the company.

Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the company’s risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and discusses our policies with respect to risk assessment and risk management. The Corporate Governance and Nominating Committee manages risks associated with the independence of the Board and potential conflicts of interest.

The Board’s role in the company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Communications with the Board

Any stockholder wishing to communicate with any of our directors regarding corporate matters may write to the director, c/o Corporate Secretary, Zhone Technologies, Inc., 7195 Oakport Street, Oakland, California 94621. The Corporate Secretary will forward these communications directly to the director(s). However, certain correspondence such as spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material may be forwarded elsewhere within the company for review and possible response.

PROPOSAL 1:

ELECTION OF DIRECTORS

Overview

In accordance with our certificate of incorporation, we divide our Board of Directors into three classes, with Class I consisting of two members, Class II consisting of two members, and Class III consisting of four members. We elect one class of directors to serve a three year term at each annual meeting of stockholders. At this year’s annual meeting of stockholders, we will elect two Class II directors to hold office until the 2018 annual meeting. At next year’s annual meeting of stockholders, we will elect four Class III directors to hold office until the 2019 annual meeting, and the following year, we will elect two Class I directors to hold office until the 2020 annual meeting. Thereafter, elections will continue in a similar manner at subsequent annual meetings. Each elected director will continue to serve until his successor is duly elected or appointed.

The Board of Directors unanimously nominated C. Richard Kramlich and Mahvash Yazdi as Class II nominees for election to the Board. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received “FOR” the election of Mr. Kramlich and Ms. Yazdi. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director. Abstentions and broker non-votes will have no effect on the vote.

The following table sets forth for each nominee to be elected at the annual meeting and for each director whose term of office will extend beyond the annual meeting, the age of each nominee or director, the positions currently held by each nominee or director with the company, the year in which each nominee’s or director’s current term will expire, and the class of director of each nominee or director.

Name	Age	Position	Term Expires	Class
Morteza Ejabat	64	Executive Chairman of the Board of Directors	2016	III
Michael Connors	73	Director	2016	III
Robert Dahl	74	Director	2017	I
C. Richard Kramlich	79	Director	2015	II
James Norrod	67	President, Chief Executive Officer and Director	2016	III
Nancy Pierce	57	Director	2017	I
James Timmins	59	Director	2016	III
Mahvash Yazdi	63	Director	2015	II

All of our directors bring to the Board a wealth of executive leadership experience derived from their service as executives or managing directors of large corporations or venture capital firms. They also bring extensive board experience. The process undertaken by the Corporate Governance and Nominating Committee in recommending qualified director candidates is described above under “Corporate Governance Principles and Board Matters—Board Structure and Committee Composition—Corporate Governance and Nominating Committee.” Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described in the following paragraphs.

Mr. Ejabat stepped down from Chief Executive Officer on July 17, 2014 and remains as Executive Chairman of the Board of Directors. Mr. Norrod was appointed as President, Chief Executive Officer and director on July 17, 2014. Mr. Briscoe resigned from his position as a director of Zhone effective as of September 30, 2014 and Ms. Yazdi was appointed as a director to fill the vacancy on the Board created by the resignation of Mr. Briscoe effective as of September 30, 2014.

Class II Directors with Terms Expiring at this Annual Meeting

C. Richard Kramlich has served as a director of Zhone since November 1999 and was a general partner at New Enterprise Associates, Inc. (NEA) from co-founding the venture capital firm in 1978 until his retirement in December 2012. Present board memberships include, among others, Movius Interactive Corporation, Sierra Monitor Corporation (BB: SRMC), SVB Financial Group (NASDAQ: SIVB), Smart Drive Systems, Inc., Tabula, Inc., TriAlpha Energy, Inc., Visual Edge Technology, Inc. and Xoom Corporation. Prior to co-founding NEA, Mr. Kramlich was a General Partner of Arthur Rock & Associates and Executive Vice President of Gardner & Preston Moss. He received an M.B.A. from Harvard University and a B.S. in History from Northwestern University. We believe Mr. Kramlich is well suited to serve on our Board of Directors given his extensive experience as general partner of a prominent venture capital firm and his active involvement with numerous public and private companies.

Mavash Yazdi has served as a director of Zhone since September 2014. Since 2012, Ms. Yazdi has served as the President of Feasible Management Consulting. Ms. Yazdi also currently serves as an advisory board member for Comverge, Inc., Infosys and Itineris where she provides strategic consulting in the energy and technology sectors. From 1997 to 2012, Ms. Yazdi held various senior management positions with Southern California Edison Company, most recently as Vice President of Business Integration and Chief Information Officer. From 1980 to 1997, Ms. Yazdi held various positions with Hughes Aircraft Company, most recently as Vice President and Chief Information Officer. Ms. Yazdi earned an M.B.A. from the University of Southern California and a B.S. in industrial management from Polytechnic University, Pomona She also completed the Management of Information Technology program at Harvard Business School. We believe Ms. Yazdi is well suited to serve on our Board of Directors given her extensive experience with enterprise business firms in several industries as well as her active involvement with numerous organizations.

Class III Directors with Terms Expiring 2016

Morteza Ejabat is a co-founder of Zhone and has served as Executive Chairman of the Board of Directors since July 2014. From June 1999 to July 2014, Mr. Ejabat served as Zhone’s President, Chief Executive Officer and Chairman of the Board. Prior to co-founding Zhone, from June 1995 to June 1999, Mr. Ejabat was President and Chief Executive Officer of Ascend Communications, Inc., a provider of telecommunications equipment which was acquired by Lucent Technologies, Inc. in June 1999. Previously, Mr. Ejabat held various senior management positions with Ascend from September 1990 to June 1995, most recently as Executive Vice President and Vice President, Operations. Mr. Ejabat holds a B.S. in Industrial Engineering and an M.S. in Systems Engineering from California State University at Northridge, and an M.B.A. from Pepperdine University. As our co-founder, Mr. Ejabat has significant knowledge of all facets of our company, including day-to-day operations. We believe that Mr. Ejabat’s long history with our company, combined with his leadership experience and expertise in running large telecommunications companies, makes him particularly well suited to be our Executive Chairman.

Michael Connors has served as a director of Zhone since November 2003 following the consummation of Zhone’s merger with Tellium, Inc. Dr. Connors had been a member of Tellium’s board of directors since June 2000. From 1992 to 1998, Dr. Connors held the office of President of AOL Technologies, an Internet service provider, where he led the creation and growth of AOLnet and the development of AOL software and services. Dr. Connors is currently a director of The Connors Foundation. Dr. Connors earned a B.S. in Engineering, an M.S. in Statistics and a Ph.D. in Operations Research from Stanford University. We believe Dr. Connors is well suited to serve on our Board of Directors given his extensive knowledge of the communications industry based on his experience as President of AOL Technologies and director of Tellium.

James Norrod was appointed President, Chief Executive Officer and a director of Zhone in July 2014. Prior to joining Zhone, from January 2013 to December 2013, Mr. Norrod served as Chief Executive Officer of BigBelly Solar, a provider of innovative solar powered solutions for the management of waste and recycling. From October 2010 to January 2013, Mr. Norrod served as President and Chief Executive Officer of Infinite

Power Solutions, a clean technology company focused on the development and manufacturing of micro-energy storage devices. From April 2005 to January 2010, Mr. Norrod served as President and Chief Executive Officer of Segway Inc., a company focused on the development and manufacturing of electric personal transportation products and technologies. Prior to joining Segway, Mr. Norrod held various chief executive officer positions across the technology industry. Mr. Norrod started his career with IBM managed the General Motors account for more than 10 years. Mr. Norrod holds a B.S. in Economics from Oakland University and an M.B.A. from the University of Detroit. We believe Mr. Norrod’s extensive chief executive officer experience and expertise in the enterprise business arena and telecommunications industry, make him particularly well suited to be our President and Chief Executive Officer and serve on our Board.

James Timmins has served as a director of Zhone since July 2002. Mr. Timmins has been a managing director of Teknos Associates, LLC, a valuation firm, since November 2008. From 2005 to 2008, he served as managing director for Pagemill Partners LLC, an investment banking and venture firm. From 1998 to 2005, Mr. Timmins was a general partner and managing director for NIF Ventures, the U.S. venture capital operation of The Daiwa Securities Group of Japan, an investment banking firm. From 1991 to 1998, Mr. Timmins was a partner at Redwood Partners, an investment firm. From 1987 to 1990, Mr. Timmins was a principal at Hambrecht & Quist, an investment banking firm. Mr. Timmins holds a B.A. in History and Philosophy from the University of Toronto, and an M.B.A. from Stanford University. We believe Mr.  Timmins’ considerable expertise in investment banking and venture capital well qualifies him to serve on our Board.

Class I Directors with Terms Expiring 2017

Robert Dahl has served as a director of Zhone since June 1999. Since January 1998, Mr. Dahl has served as a partner of Riviera Ventures LLP, a private investment firm. Previously, Mr. Dahl held various senior management positions in large corporations, including Ascend Communications, Inc., American President Companies, Ungermann Bass Corporation, ROLM Corporation, Measurex Corporation and Fairchild Camera & Instrument Corporation. Mr. Dahl also served as a director of NorCal Community Bancorp from 1998 to 2008. Mr. Dahl holds a B.S. in Finance from the University of California at Berkeley and is a retired certified public accountant. Mr. Dahl has gained extensive knowledge of finance from his experience as senior manager of a number of large corporations, and we believe this is particularly valuable to our Board’s discussion of financial matters.

Nancy Pierce has served as a director of Zhone since April 2010. From October 2012 until February 2014, Ms. Pierce served as Treasurer and Chief Financial Officer of Knowledge Adventure, Inc. dba JumpStart, a children’s educational online and mobile game company. Since 1997, Ms. Pierce has also served as President and Managing Director of KELD LLC, an investment management and strategic advisory company focusing on advising and investing in young technology companies. In addition, Ms. Pierce has served on the board of directors of Carrier Access Corporation, a public company, since 1992 and is the Managing Director of MCAP Ventures LLC. Ms. Pierce also served on the board, and as chairman of the audit and compensation committees of Koala Corporation, a public company, from 2001 to 2004. Prior to KELD, Ms. Pierce was a co-founder of, and held various senior management positions, including Chief Financial Officer at, Carrier Access Corporation from 1992 to 2008. Prior to co-founding Carrier Access in 1992, Ms. Pierce held senior positions at IBM and ROLM Corporation. Ms. Pierce holds a B.S. from Colorado State University, an M.B.A. from California State University—Chico, and an honorary Ph.D. from St. Thomas Aquinas. We believe Ms. Pierce’s extensive experience in public and private companies in strategy, business development, corporate governance, finance, operations, legal, information systems, financing, investor and media relations and mergers and acquisitions makes her well suited to serve on our Board of Directors.

We entered into a letter agreement with NEA, dated as of November 13, 2003, relating to the nomination of a designee to the Board of Directors. Under the terms of this letter agreement, at any annual or special meeting called or in any other action taken for the purpose of electing directors to the Board, Zhone agrees to nominate as director one nominee designated by NEA. Mr. Kramlich is currently serving as NEA’s designated nominee to the Board of Directors. NEA’s right to designate its nominee terminates at such time that NEA holds less than 50% of the shares issued to it in connection with the merger with Tellium.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the election of Mr. Kramlich and Ms. Yazdi.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee has selected KPMG LLP as Zhone’s independent registered public accounting firm for the fiscal year ending December 31, 2015. KPMG LLP has served as our independent registered public accounting firm since the year ended December 31, 2000. Representatives of KPMG LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will reconsider whether or not to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

Principal Accounting Fees and Services

The following is a summary of the fees billed by KPMG LLP for professional services rendered for the fiscal years ended December 31, 2014 and December 31, 2013:

Fee Category	2014 Fees	2013 Fees
Audit Fees	$841,210	$612,000
Audit-Related Fees	—	—
Tax Fees	11,500	7,000
All Other Fees	—	—

Total Fees	$852,710	$619,000

Audit Fees. This category includes the audit of our annual financial statements, audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. Audit of our internal control over financial reporting occurred in 2014 but not 2013.

Audit-Related Fees. This category consists of assurance and related services provided by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements, and are not reported above as “Audit Fees.” These services include accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees. This category consists of professional services rendered by KPMG LLP, primarily in connection with tax compliance, tax planning and tax advice activities. These services include assistance with the preparation of tax returns, claims for refunds, value added tax compliance, and consultations on state, local and international tax matters.

All Other Fees. This category consists of fees for products and services other than the services reported above.

Pre-Approval Policy of the Audit Committee

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services, and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the audit-related fees, tax fees and other fees billed in each of the last two fiscal years, as described above, were pre-approved by the Audit Committee.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as Zhone’s independent registered public accounting firm.

OWNERSHIP OF SECURITIES

Beneficial Ownership Table

The following table sets forth information known to us regarding ownership of Zhone common stock on March 16, 2015 by (1) each person who beneficially owned more than 5% of Zhone common stock, (2) each current director and director nominee, (3) each of the named executives identified in the Summary Compensation Table set forth below under the heading “Executive Compensation,” and (4) all directors, named executives and their affiliates as a group. We are not aware of any arrangements, including any pledge of our common stock that could result in a change in control.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)		Percent Owned (3)
New Enterprise Associates entities	4,781,291	(4)	14.7%
Morteza Ejabat	2,787,307	(5)	8.5%
James Norrod	60,000	(6)	*
Kirk Misaka	706,542	(7)	*
David Misunas	6,000	(8)	*
Eric Presworsky	46,842	(9)	*
Michael Connors	317,706	(10)	*
Robert Dahl	147,052	(11)	*
C. Richard Kramlich	75,349	(12)	*
Nancy Pierce	139,959	(13)	*
James Timmins	228,357	(14)	*
Mahvash Yazdi	22,407	(15)	*
All directors, named executives and their affiliates as a group (11 persons)(16)	9,296,405	(16)	28.5%

*	Less than 1%.
(1)	Under the rules of the SEC, a person is the beneficial owner of securities if that person has sole or shared voting or investment power. Except as indicated in the footnotes to this table and subject to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. Unless otherwise indicated, the address for each person or entity named below is c/o Zhone Technologies, Inc., 7195 Oakport Street, Oakland, California 94621.
(2)	In computing the number of shares beneficially owned by a person named in the table and the percentage ownership of that person, shares of common stock that such person had the right to acquire within 60 days after March 16, 2015 are deemed outstanding, including without limitation, upon the exercise of options and warrants. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.
(3)	For each person included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of (a) 32,621,153 shares of common stock outstanding on March 16, 2015 plus (b) the number of shares of common stock that such person had the right to acquire within 60 days after March 16, 2015.
(4)	Consists of (a) 363,426 shares held by New Enterprise Associates VIII, L.P., (b) 258,836 shares held by New Enterprise Associates 8A, L.P., (c) 1,788,067 shares held by New Enterprise Associates 9, L.P., (d) 2,370,944 shares held by New Enterprise Associates 10, L.P. and (e) 18 shares held by NEA Ventures 2000, L.P. Each separate New Enterprise Associates entity disclaims beneficial ownership over shares with respect to which it is not the direct holder, except to the extent of its pecuniary interest therein. The address of the entities affiliated with New Enterprise Associates is 1954 Greenspring Dr., Suite 600, Timonium, Maryland 21093.
(5)

Consists of (a) 482,812 shares held by Mr. Ejabat, (b) 14,100 shares held by Mr. Ejabat as Trustee of the Salomeh Ejabat Trust, (c) 14,100 shares held by Mr. Ejabat as Trustee of the Ashlee Ann Ejabat Trust,

(d) 781,674 shares held by Mr. Ejabat as Trustee of the Morteza Ejabat Trust Under Declaration of Trust Dated May 18, 1998, and (e) 1,494,621 shares subject to options exercisable by Mr. Ejabat within 60 days after March 16, 2015.

(6)	Consists of 60,000 shares held by Mr. Norrod.
(7)	Consists of (a) 96,067 shares held by Mr. Misaka, and (b) 610,475 shares subject to options exercisable by Mr. Misaka within 60 days after March 16, 2015.
(8)	Consists of 6,000 shares subject to options exercisable by Mr. and Mrs. Misunas within 60 days after March 16, 2015.
(9)	Consists of (a) 1,842 shares held by Mr. Presworsky, and (b) 45,000 shares subject to options exercisable by Mr. Presworsky within 60 days after March 16, 2015.
(10)	Consists of (a) 67,628 shares held by Dr. Connors, (b) 16,667 shares held by Suaimhneas LLC, of which Dr. Connors is the sole manager and his adult children are the owners, and (c) 233,411 shares subject to options exercisable by Dr. Connors within 60 days after March 16, 2015.
(11)	Consists of (a) 41,052 shares held by Mr. Dahl as Trustee of the Dahl Family Trust Dated October 31, 1989, as amended on May 3, 1990, (b) 84,000 shares of restricted stock, and (c) 22,000 shares subject to options exercisable by Mr. Dahl within 60 days after March 16, 2015.
(12)	Consists of (a) 379 shares held by Mr. Kramlich, and (b) 74,970 shares subject to options exercisable by Mr. Kramlich within 60 days after March 16, 2015.
(13)	Consists of (a) 88,524 shares held by Ms. Pierce, (b) 15,000 shares of restricted stock, and (c) 36,435 shares subject to options exercisable by Ms. Pierce within 60 days after March 16, 2015.
(14)	Consists of (a) 2,446 shares held by Mr. Timmins, and (b) 225,911 shares subject to options exercisable by Mr. Timmins within 60 days after March 16, 2015.
(15)	Consist of (a) 7,407 shares held by Ms. Yazdi, and (b) 15,000 shares of restricted stock.
(16)	Includes 2,748,823 shares subject to options exercisable within 60 days after March 16, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of Zhone common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to furnish us with copies of all forms that they file. Based solely on our review of copies of these forms in our possession and in reliance upon written representations from our directors and executive officers, we believe that all of our directors, executive officers and 10% stockholders complied with the Section 16(a) filing requirements during 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis summarizes the company’s philosophy and objectives regarding the compensation of its executive officers and senior managers, including how the company determines the elements and amounts of compensation. The Compensation Committee of the Board is responsible for determining, establishing and approving each element of compensation including salary and all bonus, incentive, equity and other compensation for the company’s executive officers and senior managers. Our fiscal year 2014 named executives are: Morteza Ejabat, Executive Chairman and former Chief Executive Officer; James Norrod, Chief Executive Officer; Kirk Misaka, Chief Financial Officer; David Misunas, Vice President of Business Development; and Eric Presworsky, Vice President, Chief Technology Officer.

Executive Summary

Zhone is a global leader in all IP multi-service access solutions, serving more than 750 of the world’s most innovative network operators. We operate in a highly competitive environment. The purpose of our executive compensation program is to attract, motivate and retain the executives who lead our business and align their interests with the long-term interests of our stockholders. The main elements of our compensation program are base salary, annual cash bonus and long-term equity incentive awards. We seek to pay our named executives fairly and link pay with performance.

The leadership and discipline of our management team heavily contributed to our performance over the last several years. Among other achievements, Mr. Norrod and the other named executives demonstrated solid execution of our business plan and the promotion of our strategic objectives. They continued to position us appropriately for growth, including by increasing revenues, expanding operating income as a percentage of revenue, and promoting a diverse customer and product mix in our businesses. Their focus on expense and working capital management increased our efficiency and improved our results. In addition, our managers promoted a philosophy of continuous improvement, leadership development among our senior managers and the ongoing importance of diversity and inclusion among our employee population. Mr. Norrod and the other named executives are transitioning the company to expand and grow the enterprise business. Our company’s fiscal 2014 accomplishments, guided by our named executives, illustrate this focus, which included, among other things, the following:

•

Our results from continuing operations in fiscal year 2014 reflected ongoing resiliency in our business as demonstrated in our carrier business while investing in the expansion of the enterprise business.

•	Overall, we demonstrated strong execution on strategic business objectives.

In determining the compensation of our named executives for 2014, the Compensation Committee evaluated our company’s overall performance and their individual contributions to that performance, including the factors described above.

Based on the comparable company information reviewed by the Compensation Committee each year in connection with its annual review of our executive compensation program, the Compensation Committee has historically targeted total direct compensation opportunities for the named executives at approximately the median of the competitive market data at time of hire and gradually made adjustments to levels above the median as the named executive demonstrates performance and assumes additional responsibilities over time. However, in keeping with our corporate objectives to conserve cash, which is an overriding consideration for our company and the Compensation Committee, annual bonuses and equity awards are not granted on a regular basis to the named executives. As a result, base salary represented a substantial portion of our named executives’ compensation for 2014.

In connection with the transition of the role of Chief Executive Officer from Mr. Ejabat to Mr. Norrod in July 2014, the Compensation Committee approved a one-time cash bonus to Mr. Ejabat in the amount of $1,650,000 in recognition of his services as Chief Executive Officer since 1999. Mr. Ejabat remains in the capacity as Executive Chairman of the Board of Directors and provides advisory services to the sales team.

In light of our recent performance and the other factors described above, we believe our executive pay is reasonable, consistent with our performance and financial objectives and position.

Philosophy and Objectives

Zhone operates in the highly competitive and rapidly changing telecommunications industry. Our compensation program for named executives is designed to focus their activities and energies on the achievement of our short term and long term objectives and to attract and retain executive officers who possess the skills, knowledge and experience required to effectively manage the company. The Compensation Committee seeks to attract, retain and motivate our named executives through a total compensation package that consists primarily of:

•	base salary;

•	annual variable incentive arrangements; and

•	long-term, equity based incentives in the form of stock options.

Additional components of our compensation program for named executives include the participation in benefit plans that are generally available to all employees, severance provisions and, on a case-by-case basis, change in control benefits.

The Compensation Committee’s executive compensation determinations are based on a review of many factors including market information consisting of executive compensation data for our peer group of companies, which are discussed below, the company’s financial position, the company’s financial and strategic achievements over the past year, expectations for the current year, and the compensation practices of companies in the company’s industry. Each of these factors is weighed to determine whether the company’s compensation structure:

•	is competitive in the industry;

•	motivates executive officers to achieve the company’s business objectives; and

•	sufficiently aligns the interests of the executive officers with the long-term interests of the stockholders.

The Compensation Committee’s goal is to set total compensation for our named executives at levels that are generally comparable to executives with similar roles and responsibilities at our peer group of companies, consistent with our goals, and appropriate in light of the company’s financial position and the executive’s experience level and expected contribution . The Compensation Committee typically targets total compensation for our named executives at or above the median of the market data from our peer group of companies, although actual compensation for an executive officer may be higher or lower than the targeted position depending on such factors as the individual performance of the named executive, our actual financial performance during the year, intensity of competition and general market conditions, the experience level, responsibilities and expected future contribution of the executive, and the importance of each position. The Compensation Committee does not rely solely upon rigid, pre-determined formulas for determining executive compensation and may consider any factor that is deemed pertinent to its executive compensation decisions.

Role of Chief Executive Officer and Chief Financial Officer in Determining Executive Compensation and Benchmarking Data

We generally have followed a consistent process over the years for determining compensation for our named executives. At the conclusion of each fiscal year, our Chief Executive Officer and Chief Financial Officer,

with the assistance of the Human Resources Department, consider the compensation of executives in similar positions to theirs at our peer group, which is discussed below, using information gathered from proxy statements and other SEC filings. Our Chief Executive Officer and Chief Financial Officer then provide recommendations to the Compensation Committee for adjustments to their base salaries, bonus opportunities and equity levels.

Our Chief Executive Officer and our Chief Financial Officer attend some of the Compensation Committee meetings, but the Compensation Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses our Chief Executive Officer’s and Chief Financial Officer’s compensation package with them, but makes decisions with respect to their compensation without them present. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executives, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Compensation Committee has delegated to Mr. Norrod the authority to grant long-term incentive awards to employees below the level of executive officer under guidelines set by the Compensation Committee. This is the same authority Mr. Ejabat had prior to Mr. Norrod assuming the role of Chief Executive Officer. The Compensation Committee also has authorized Mr. Norrod to make salary adjustments and short-term incentive decisions for all employees other than officers under guidelines approved by the Compensation Committee. The Compensation Committee has not delegated any of its authority with respect to the compensation of executive officers. Although neither the Compensation Committee nor the Board of Directors is required to ratify the actions of Mr. Norrod with regard to the authority delegated to him, as a matter of good corporate practice, Mr. Norrod periodically provides a report to the Board regarding grants of long-term incentive awards to employees authorized by him. The Compensation Committee reviews this information in light of its own current experience, access to compensation information and experience at other companies and on other boards. The Compensation Committee historically has given considerable weight to management recommendations based on their direct knowledge of their performance and contributions to the company. The Compensation Committee considers these factors, as well as any other factors it may deem relevant to its executive compensation determinations, and sets the compensation for the company’s executive officers.

In determining the compensation of the named executives for fiscal 2014, Mr. Ejabat, Mr. Norrod, Mr. Misaka and the Compensation Committee considered external market data and publicly available information from a peer group of comparable companies compiled as described above. This market data focused on, among other things, the cash components of compensation for executives.

The 2014 peer group represents companies within the telecommunications industry. The peer group was chosen primarily because they are our primary business competitors and because we consider the scope and complexity of their business operations to be closely related to ours. Our 2014 peer group was established by the Compensation Committee based on recommendations made by management, and was not modified from the 2013 peer group.

For fiscal 2014, our peer group was comprised of the following companies:

•	Adtran, Inc.

•	Aruba Networks, Inc.

•	Brocade Communications Systems, Inc.

•	Calix, Inc.

•	Ciena Corporation

•	F5 Networks, Inc.

•	Harmonic, Inc.

•	Infinera Corporation

•	IXIA

•	Juniper Networks, Inc.

•	Sonus Networks, Inc.

•	Tellabs, Inc.

•	Westell Technologies, Inc.

Role of Compensation Consultants

In performing its duties, the Compensation Committee may obtain input, as it deems necessary, from outside professional consulting firms retained directly by the Compensation Committee or through the assistance of the Human Resources Department. The Compensation Committee did not retain an outside professional consulting firm to conduct a competitive review and assessment of the company’s executive compensation program for fiscal 2014.

Elements of Compensation Allocation

The Compensation Committee believes that each element of our compensation program is essential to attracting and retaining experienced and motivated executive officers who are able to successfully manage our operations, strategic direction and financial performance, particularly given the intensely competitive and rapidly changing telecommunications industry in which we operate. In evaluating the overall mix of compensation for named executives, the Compensation Committee typically does not rely on pre-determined formulas for weighting different elements of compensation for allocating between long-term and short-term compensation, but instead strives to develop comprehensive compensation packages that emphasize attainment of our short-term and long-term objectives and are reflective of our financial position and the executive’s abilities, experience level and contributions.

Base Salaries

In general, base salaries for employees, including named executives, are established based on the scope of their responsibilities, individual contribution, prior experience, sustained performance and anticipated level of difficulty of replacing the employee with someone of comparable experience and skill. Decisions regarding salary increases take into account the executive officer’s current salary and the amounts paid to the named executive’s peers outside the company. In addition to considering the competitive pay practices of our peer group of companies, we also consider the amounts paid to a named executive’s peers internally by conducting an internal pay equity analysis which compares the pay of each named executive to other members of the management team. Base salaries are reviewed periodically, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is contingent on the achievement of performance objectives.

Effective July 2014, Mr. Ejabat’s base salary was increased to $50,000 from $1.00 in connection with his transition from the role of Chief Executive Officer to Executive Chairman of the Board of Directors.

In connection with his commencement of employment in July 2014, the Compensation Committee established Mr. Norrod’s initial base salary at $400,000 after its considerations of the factors described above.

Annual Incentives

With the exception of Mr. Ejabat, none of our named executives received a bonus for 2014. As described above, in connection with his transition from the role of Chief Executive Officer to Executive Chairman of the Board of Directors, the Compensation Committee approved a one-time cash bonus payment for Mr. Ejabat in the amount of $1,650,000 in recognition of his services as Chief Executive Officer from September 1999 to July 2014.

In addition to Mr. Norrod’s Annual Salary, he is eligible to participate in a performance-based annual bonus program, beginning in 2014, to be earned and paid quarterly in equal installments. Mr. Norrod’s target annual bonus at full accomplishment of the corporate performance goals will be equal to his annual base salary. His actual bonus is intended to be based upon our overall results compared to the annual budget approved by our Board of Directors for the following criteria: revenues; pre-tax income from operations (excluding any non-recurring and/or extraordinary charges or credits); free cash flow (excluding any equity and/or debt changes); and other non-financial objectives determined by the Board of Directors. However, for 2014, due to the fact that Mr. Norrod’s employment commenced mid-year, no specific performance objectives were established for Mr. Norrod’s bonus opportunity and the Board of Directors determined that any bonus for 2014 would be determined by the Board of Directors based on its subjective assessment of overall corporate performance. The annual bonus plan and the final payout will be approved by our Board of Directors or the Compensation Committee and is subject to change. No bonus payment was earned by Mr. Norrod in 2014.

Long-Term Equity Incentives

The goal of our long-term, equity-based incentive awards is to align the interests of employees with stockholders and to provide each employee with an incentive to manage Zhone from the perspective of an owner with an equity stake in the business. Because vesting is based on continued employment, our equity-based incentives also facilitate the retention of employees through the term of the awards. In determining the size of the long-term equity incentives to be awarded to employees, we take into account a number of internal factors, such as the relative job scope, individual performance history, prior contributions, the size of prior grants and competitive market data for our peer group of companies. Based upon these factors, the Compensation Committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. The Compensation Committee does not apply any set formula or consider any specific weighting of these factors in setting the awards for a year. Rather, the level of awards is determined solely in the discretion of the Compensation Committee, taking into account those factors and the recommendations of management.

To reward and retain employees in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicle for long-term compensation opportunities. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases in value over the stock option’s exercise price, we believe the options provide effective incentives to employees to achieve increases in the value of our stock. To the extent they are awarded in any given year, annual grants of options are typically approved by the Board of Directors at its regularly scheduled meeting in August and have a grant date effective as of the first day of the September following the Board’s meeting. While historically the vast majority of stock option awards to our employees have been made pursuant to our annual grant program, the Compensation Committee retains discretion to make stock option awards to employees at other times, including in connection with the hiring of an employee, the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the Compensation Committee. The exercise price of any such grant is the fair market value of our common stock on the grant date. In addition, our stock option programs are broad-based.

In 2014, in order to reduce expenses and enhance profitability, no stock options were granted to our named executives, with the exception of Mr. Norrod. In connection with his commencement of employment in July 2014, Mr. Norrod was awarded an option to purchase 1,250,000 shares of our common stock as an “employment inducement” award granted to him as a material inducement to his entering into employment with the company, pursuant to NASDAQ rules. The option award vests over a four year vesting schedule as follows: 25% of the option will vest on the first anniversary of Mr. Norrod’s commencement of employment, and the remainder will vest in 36 equal monthly installments thereafter, subject to Mr. Norrod’s continued employment through each such vesting date. In addition, in the event Mr. Norrod’s employment is terminated by us for any reason other than by reason of Mr. Norrod’s death, disability, his termination for “cause” (as defined in his employment agreement) or expiration of the term of his employment agreement, or if Mr. Norrod resigns for “good reason”

(as defined in his employment agreement), in each case following a change in control (as defined in our Amended and Restated 2001 Stock Incentive Plan), the vesting and exercisability of 100% of the option shall accelerate on the date of such termination.

The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards to employees in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

Retirement Savings

Our employees are eligible to participate in our 401(k) plan. Each employee may make before-tax contributions of up to 75% of their base salary, up to the limits imposed by the Code. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. We currently do not provide a matching contribution under our 401(k) plan, nor do we offer other retirement benefits.

Health and Welfare Benefits

The establishment of competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Named executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that the company has a productive and focused workforce.

Tax Deductibility of Executive Compensation

Limitations on the deductibility of compensation may occur under Section 162(m) of the Code, which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million, unless such compensation is performance based and certain specific and detailed criteria are satisfied. Tax deductibility is not a primary objective of our compensation programs, particularly in light of the company’s substantial net operating losses. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility, and we reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

Relationship Between Compensation and Risk

In early 2015, management assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by Zhone. After that assessment, management determined that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on Zhone. Management reported the results of its assessment to the Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Zhone’s proxy statement for the 2015 annual meeting.

Respectfully Submitted by the Compensation Committee

Robert Dahl

C. Richard Kramlich

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the 2014 fiscal year were C. Richard Kramlich and Robert Dahl. All members of the Compensation Committee during 2014 were independent directors, and none of them were our officers or employees or former officers or employees. During 2014, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Compensation Committee or Board of Directors.

Summary Compensation Table

The following table sets forth the compensation earned during the years ended December 31, 2014, 2013 and 2012 by our Executive Chairman and former Chief Executive Officer, Chief Executive Officer and Chief Financial Officer, as well as our two other most highly compensated senior managers. We refer to these executive officers and senior managers throughout these compensation tables and in our beneficial ownership table above as our “named executives.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)		Total ($)
Morteza Ejabat	2014	21,503	1,650,000	(3)	—	—	—	—	$1,386		1,672,889
Executive Chairman of the Board of Directors and Former Chief Executive Officer and President	2013	1	371,250	(4)	—	—	—	—	816		372,067
	2012	507,693	—		—	—	—	—	618		508,311

James Norrod	2014	172,306	—		—	2,826,383	—	—	49,738	(5)	3,048,429
President and Chief Executive Officer

Kirk Misaka	2014	365,000	—		—	—	—	—	15,039	(6)	380,039
Chief Financial Officer, Treasurer and Secretary	2013	346,000	54,750	(4)					618		401,368
	2012	310,250	—		—	—	—	—	618		310,868

David Misunas	2014	275,000	—		—	—	—	—	8,401	(7)	283,401
Vice President, Business Development	2013	267,600							618		268,218

Eric Presworsky	2014	300,000	—		—	—	—	—	8,113	(8)	308,113
Vice President, Chief Technology Officer	2013	300,000	—		—	—	—	—	1,368		301,368
	2012	264,615	100,000		—	—	—	—	258		364,873

(1)	This column represents the grant date fair value of the option award granted to Mr. Norrod in 2014, calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.
(2)	Amounts reflected in this column represent Zhone’s payment of medical benefit premiums, contributions to health savings accounts and life insurance premiums paid by us on behalf of the executive for the applicable fiscal year.
(3)	For Mr. Ejabat, represents a one-time bonus payment in the amount of $1,650,000 paid in recognition of his services as Chief Executive Officer from September 1999 to July 2014.
(4)	For Mr. Ejabat, includes (a) a quarterly bonus payment in the amount of $206,250 for achievement of third quarter net profit and earnings per share financial goals under the incentive bonus plan for Mr. Ejabat approved by the Compensation Committee, and (b) a one-time bonus in the amount of $165,000 approved by the Compensation
Committee in May 2013, of which 40% was paid in cash and 60% was paid in the form of 104,210 fully vested shares of our common stock. For Mr. Misaka, represents a one-time bonus in the amount of $54,750 approved by the Compensation Committee in May 2013, of which 40% was paid in cash and 60% was paid in the form of 34,578 fully vested shares of our common stock.

(5)	For Mr. Norrod, includes (a) $23,539 for reimbursement of housing expenses in Oakland, California, (b) $16,435 for reimbursement of airfare for travel home from the San Francisco Bay Area to visit his family, (c) $7,418 medical insurance premiums, (c) $1,500 contributions made to Health Savings account, and (d) $846 other insurance premiums including dental, vision, life insurance, short and long term disability.
(6)	For Mr. Misaka, includes (a) $11,223 medical insurance premiums, (b) $1,600 contributions made to his health savings account, and (c) $2,216 other insurance premiums including dental, vision, life insurance, short and long term disability.
(7)	For Mr. Misunas, includes (a) $5,934 medical insurance premiums, (b) $800 contributions made to his health savings account, and (c) $1,667 other insurance premiums including dental, vision, life insurance, short and long term disability.
(8)	For Mr. Presworsky, includes (a) $5,934 medical insurance premiums, (b) $750 contributions made to his health savings account, and (c) $1,429 other insurance premiums including dental, vision, life insurance, short and long term disability.

2014 Grants of Plan-Based Awards

The following table sets forth summary information regarding grants of plan-based awards made to our named executives during the year ended December 31, 2014.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Morteza Ejabat	—	—	—	—		—	—
James Norrod	7/21/2014	$200,000	—	1,250,000	(1)	$3.70	$2,826,383
Kirk Misaka	—	—	—	—		—	—
David Misunas	—	—	—	—		—	—
Eric Presworsky	—	—	—	—		—	—

(1)	The options have a term of seven years from the date of grant and vest over four years with the first 25% vesting on July 21, 2015 and the remaining shares vesting in 36 equal monthly installments over the course of the remaining three years thereafter.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table lists all outstanding equity awards held by our named executives as of December 31, 2014.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)
Morteza Ejabat	189,999	—		—	1.65	9/2/2015
	714,623	—		—	0.50	11/17/2015
	189,999	—		—	2.70	9/1/2016
	200,000	—		—	1.23	9/1/2017
	200,000	—		—	1.51	9/1/2018

James Norrod	—	1,250,000	(2)	—	3.70	7/21/2021

Kirk Misaka	79,999	—		—	1.65	9/2/2015
	270,477	—		—	0.50	11/17/2015
	79,999	—		—	2.70	9/1/2016
	90,000	—		—	1.23	9/1/2017
	90,000	—		—	1.51	9/1/2018

David Misunas	—	—		—	—	—

Eric Presworsky	10,000	—		—	1.65	9/2/2015
	10,000	—		—	2.70	9/1/2016
	10,000	—		—	1.23	9/1/2017
	15,000	—		—	1.51	9/1/2018

(1)	All options, have a term of seven years from the date of grant and vest and become exercisable in 48 equal monthly installments over the course of four years from the date of grant. On August 9, 2012, the Board of Directors approved the acceleration of vesting of all unvested options to purchase shares of common stock of the company that were held by the company’s general employee group including the named executive as of that date. The acceleration was effective as of September 30, 2012. The acceleration of these options was undertaken to partially offset previous reductions in cash compensation and other benefits by the company’s senior management.
(2)	The options have a term of seven years from the date of grant and vest over four years with the first 25% vesting on July 21, 2015 and the remaining shares vesting in 36 equal monthly installments over the course of the remaining three years thereafter.

Option Exercises and Stock Vested in 2014

None of our named executives exercised any stock options or vested in any stock awards during the fiscal year ended December 31, 2014.

Pension Benefits

None of our named executives participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executives participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination

We have employment, severance or change of control agreements with all of the named executives, as described below.

Employment Agreement with Morteza Ejabat

On July 21, 2014, we entered into a third amended and restated employment agreement with Mr. Ejabat. This amendment and restatement reflected the change in position of Mr. Ejabat relinquishing his responsibilities as Chief Executive Officer and his transition to Executive Chairman of the Board of Directors. The restated agreement has an initial term expiring on July 21, 2015, and on each anniversary thereof the term will automatically be extended for one additional year unless either party delivers notice to the other party of its intention not to extend the term. During the term, Mr. Ejabat will serve as Executive Chairman of the Board of Directors of the company, with such duties and responsibilities as are commensurate with the position, and will report directly to our Board of Directors. Pursuant to the restated agreement, Mr. Ejabat’s annual salary will be $50,000, and Mr. Ejabat will not be entitled to an annual bonus. Mr. Ejabat is also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to our other officers.

Under the restated agreement, Mr. Ejabat will receive certain compensation in the event that his employment is terminated by us without “cause” or by Mr. Ejabat for “good reason” following a change in control. For purposes of the restated agreement, “cause” is generally defined to include: (1) his willful or continued failure to substantially perform his duties with the company, (2) his conviction of, guilty plea to, or entry of a nolo contendere plea to a felony, (3) his willful or reckless misconduct that has caused or is reasonably likely to cause demonstrable and material financial injury to the company, (4) his willful and material breach of certain sections in the restated agreement pertaining to disclosure and assignment of inventions, confidentiality and nonsolicitation, or (5) his failure to cure the adverse effects of his willful and material breach of any of such sections of the amended and restated employment agreement within the required time. For purposes of the restated agreement, “good reason” is generally defined to include the occurrence of any of the following events without his consent: (1) a material diminution in his base compensation, (2) a material diminution in his authority, duties or responsibilities, (3) a material change in the geographic location at which he must perform his duties, or (4) any other action or inaction that constitutes a material breach by the company of its obligations under the restated agreement. For purposes of the restated agreement, a “change in control” will have the meaning given to such term in our Amended and Restated 2001 Stock Incentive Plan. Specifically, in those events, Mr. Ejabat would be entitled to receive a lump sum payment equal to $825,000. Assuming a hypothetical termination of Mr. Ejabat’s employment by us without “cause” or by Mr. Ejabat for “good reason” following a change in control on December 31, 2014, the last day of our 2014 fiscal year, we would have been obligated to pay Mr. Ejabat a lump sum payment of $825,000.

Employment Agreement with James Norrod

In July 2014, we entered into an employment agreement with Mr. Norrod. The Agreement has an initial term expiring on July 21, 2016 and may be extended upon mutual agreement by all parties. During the term, Mr. Norrod will perform the responsibilities as President and Chief Executive Officer reporting to the Board of Directors of the company, with such duties and responsibilities as are commensurate with the position. Mr. Norrod’s annual salary will be $400,000, and will be reviewed on at least an annual basis by the Compensation Committee. In addition, Mr. Norrod will be eligible to participate in a performance-based annual bonus program, to be earned and paid quarterly in equal installments. Mr. Norrod’s target bonus will be equal to 100% of his annual salary. During the term, the company will pay for or reimburse Mr. Norrod for housing expenses in the San Francisco Bay Area, up to a maximum of $4,000 per month, as well as for up to two round-trip airline tickets per month to visit his family. Mr. Norrod is also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to our other officers.

Under the Norrod Employment Agreement, Mr. Norrod will receive certain compensation in the event that his employment is terminated by us for any reason other than by reason of Mr. Norrod’s death, disability, his termination for “cause” (as defined below) or expiration of the term of his employment agreement, or if Mr. Norrod resigns for “good reason” (as defined below) (a “Qualifying Termination”), Mr. Norrod will be entitled to receive a lump sum payment equal to his annual salary as in effect immediately prior to the date of termination. For purposes of the employment agreement, “cause” is generally defined to include: (1) his willful or continued failure to substantially perform his duties with the company, or any failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board consistent with the terms of his employment agreement, which failure continues for 15 days following Mr. Norrod’s receipt of written notice from the Board, (2) his conviction of, guilty plea to, or entry of a nolo contendere plea to a felony or a crime of moral turpitude or commission of an act of fraud, embezzlement or misappropriation against us, (3) his willful or reckless misconduct that has caused or is reasonably likely to cause demonstrable and material financial injury to the company, or (4) his willful and material breach of his employment agreement, which breach remains uncured for 15 days following his receipt of written notice by the Board.

For purposes of the Norrod Employment Agreement, “good reason” is generally defined to include the occurrence of any of the following events without his consent: (1) a material diminution in his base compensation, (2) a material diminution in his authority, duties or responsibilities, (3) a material change in the geographic location at which he must perform his duties, or (4) any other action or inaction that constitutes a material breach by the company of its obligations under the amended and restated employment agreement. Specifically, in those events, Mr. Norrod would be entitled to receive a lump sum payment equal to $400,000. In addition, in the event of Mr. Norrod’s Qualifying Termination following a change in control (as defined in our Amended and Restated 2001 Stock Incentive Plan), the vesting and exercisability of his stock options will accelerate on the date of termination.

Assuming a hypothetical Qualifying Termination of Mr. Norrod’s employment on December 31, 2014, the last day of our 2014 fiscal year, we would have been obligated to pay Mr. Norrod a lump sum payment of $400,000. If a change in control had occurred on December 31, 2014 and, in connection with such change in control, Mr. Norrod experienced a Qualifying Termination, we would have been obligated to pay Mr. Norrod a lump sum payment of $400,000 and the vesting and exercisability of his stock options will accelerate on the date of termination, which stock options would have had no value as of December 31, 2014, due to the fact that the closing price per share of our common stock on such date ($1.77 per share) was lower than the exercise price per share of Mr. Norrod’s stock options.

Severance Agreement with Kirk Misaka

In August 2012, we entered into a severance agreement with Kirk Misaka. Pursuant to the agreement, in the event of Mr. Misaka’s termination of employment by us without “cause” or, following a “change in control,” Mr. Misaka’s voluntary termination for “good reason,” Mr. Misaka will be entitled to receive a lump sum payment equal to the greater of (1) $365,000 or (2) Mr. Misaka’s then current annual base salary. For purposes of Mr. Misaka’s severance agreement, “cause” and “change in control” have the same meaning given to such terms in our 2001 Stock Incentive Plan. For purposes of Mr. Misaka’s severance agreement, “good reason” means (1) a diminution in Mr. Misaka’s authority, duties or responsibilities from those in effect immediately prior to the change in control, including an adverse change in his reporting relationship or a change in the named individual to whom he reports, (2) a reduction in his total compensation opportunities, (3) a diminution in the authority, duties or responsibilities of the named individual to whom he reports, including a requirement that he report to someone other than the Chief Executive Officer of the company or someone who reports directly to the Board of Directors of the company, or (4) a requirement that Mr. Misaka relocate his principal place of employment by more than 50 miles. Assuming a hypothetical termination of Mr. Misaka’s employment by us without “cause” or by Mr. Misaka for “good reason” following a change in control on December 31, 2014, the last day of our 2014 fiscal year, we would have been obligated to pay Mr. Misaka a lump sum payment of $365,000.

Severance Agreement with David Misunas

In August 2012, we entered into a severance agreement with David Misunas. Pursuant to the agreement, in the event of Mr. Misunas’ termination of employment by us without “cause” or, following a “change in control,” Mr. Misunas’ voluntary termination for “good reason,” Mr. Misunas will be entitled to receive a lump sum payment equal to the greater of (1) $275,000 or (2) Mr. Misunas’ then current annual base salary. For purposes of Mr. Misunas’ severance agreement, “cause” and “change in control” have the same meaning given to such terms in our 2001 Stock Incentive Plan. For purposes of Mr. Misunas’ severance agreement, “good reason” means (1) a diminution in Mr. Misunas’ authority, duties or responsibilities from those in effect immediately prior to the change in control, including an adverse change in his reporting relationship or a change in the named individual to whom he reports, (2) a reduction in his total compensation opportunities, (3) a diminution in the authority, duties or responsibilities of the named individual to whom he reports, including a requirement that he report to someone other than the Chief Executive Officer of the company or someone who reports directly to the Board of Directors of the company, or (4) a requirement that Mr. Misunas relocate his principal place of employment by more than 50 miles. Assuming a hypothetical termination of Mr. Misunas employment by us without “cause” or by Mr. Misunas for “good reason” following a change in control on December 31, 2014, the last day of our 2014 fiscal year, we would have been obligated to pay Mr. Misunas a lump sum payment of $275,000.

Severance Agreement with Eric Presworsky

In July 2012, we entered into a severance agreement with Eric Presworsky. Pursuant to the agreement, in the event of Mr. Presworsky’s termination of employment by us other than for “cause,” Mr. Presworsky will be entitled to receive a lump sum payment equal to the greater of (1) $300,000 or (2) Mr. Presworsky’s then current annual base salary. For purposes of Mr. Presworsky’s severance agreement, “cause” means (1) his willful or continued failure to substantially perform his duties with the company, (2) his conviction of, guilty plea to, or entry of a nolo contendere plea to a felony, (3) his willful or reckless misconduct that has caused or is reasonably likely to cause demonstrable and material financial injury to the company, or (4) his willful and material breach of the proprietary rights agreement with the company pertaining to disclosure and assignment of inventions, confidentiality and nonsolicitation, regardless of its termination. Assuming a hypothetical termination of Mr. Presworsky’s employment by us without “cause” on December 31, 2014, the last day of our 2014 fiscal year, we would have been obligated to pay Mr.  Presworsky a lump sum payment of $300,000.

Director Compensation

Directors who are employees of the company, such as Messrs. Ejabat and Norrod, do not receive any additional compensation for their services as directors. With respect to non-employee directors, each non-employee director is eligible to receive an annual cash retainer of $20,000, but may elect to receive an equivalent amount of fully vested shares of Zhone common stock, in lieu of the cash retainer, based on the fair market value of the shares on the date the cash retainer would otherwise be paid. To align the interests of directors with the long-term interests of stockholders, each non-employee director is also entitled to receive an annual equity grant in the form of a stock option to purchase 50,000 shares at an exercise price equal to the fair market value of Zhone common stock on the date of grant. In lieu of this stock option, each non-employee director may elect to receive the annual equity grant in the form of 15,000 shares of restricted stock. The annual equity grant of stock options vests in 48 equal monthly installments over the course of four years. The annual equity grant of restricted stock vests in four equal annual installments over the course of four years. In addition, the chair of the Audit Committee receives a $4,000 cash payment per committee meeting attended, and each of the other committee members receives a $2,000 cash payment per committee meeting attended. Non-employee directors are entitled to reimbursement of reasonable out-of-pocket expenses incurred attending Board and committee meetings, and in connection with Board related activities.

The following table sets forth the compensation earned during the year ended December 31, 2014 by each of our non-employee directors.

Name	Fees Earned or Paid ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Lawrence Briscoe(5)	20,000	—	100,957	—	—	—	120,957
Michael Connors(6)	20,000	—	100,957	—	—	—	120,957
Robert Dahl(7)	40,000	40,500	—	—	—	—	80,500
C. Richard Kramlich(8)	20,000	—	100,957	—	—	—	120,957
Nancy Pierce(9)	30,000	40,500	—	—	—	—	70,500
James Timmins(10)	30,000	—	100,957	—	—	—	130,957
Mahvash Yazdi(11)	20,000	40,500	—	—	—	—	60,500

(1)	As described above, a director may elect to receive an equivalent amount of fully vested shares of Zhone common stock, in lieu of an annual cash retainer. The amounts in this column include the annual retainer and committee fees paid in cash and include the value of fully vested shares of Zhone common stock received in lieu of a specified portion of the non-employee director’s regular cash retainer based on the fair market value of the shares on May 13, 2014, the date the regular annual cash retainer would otherwise have been paid. Based on her prior election, Ms. Yazdi received 7,272 shares with a grant date fair value of $20,000 on September 30, 2014, as calculated in accordance with ASC Topic 718. For these awards, the grant date fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.
(2)

This column represents the grant date fair value of the stock awards granted on May 13, 2014 to each of the non-employee directors who elected to receive their annual awards in the form of restricted stock during

2014, as calculated in accordance with ASC Topic 718. For these awards, the grant date fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.

(3)	This column represents the grant date fair value of the option awards granted on May 13, 2014 to each of the non-employee directors who elected to receive their annual awards in the form of stock options during 2014, as calculated in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.
(4)	The aggregate amount of perquisites and other personal benefits, securities or property provided to each non-employee director, valued on the basis of aggregate incremental cost to the company, was less than $10,000.
(5)	Mr. Briscoe resigned from his position as a director of Zhone effective as of September 30, 2014. As of December 31, 2014, Mr. Briscoe held no options.
(6)	As of December 31, 2014, Dr. Connors had a total of 309,500 options.
(7)	In order to facilitate the role of Mr. Dahl as chair of the Audit Committee and to provide us with greater access to the chair, from time to time, we provide Mr. Dahl with access to approximately 240 square feet of office space. Mr. Dahl owns and maintains separate phone, fax, server and computer systems. We do not incur any incremental costs in connection with the provision of this office space. As of December 31, 2014, Mr. Dahl had a total of 22,000 options and 84,000 shares of restricted stock.
(8)	As of December 31, 2014, Mr. Kramlich had a total of 151,059 options.
(9)	As of December 31, 2014, Ms. Pierce had a total of 50,000 options and 15,000 shares of restricted stock.
(10)	As of December 31, 2014, Mr. Timmins had a total of 302,000 options.
(11)	As of December 31, 2014, Ms. Yazdi had a total of 15,000 shares of restricted stock.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014 with respect to shares of our common stock that may be issued under existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options granted under equity compensation arrangements assumed by us in connection with mergers and acquisitions of the companies that originally granted those options.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,916,727		$1.40	133,076	(2)(3)

Equity compensation plans not approved by security holders	1,250,000	(4)	$3.70	—
Total	6,166,727		$1.87	133,076

(1)	This column includes unvested restricted stock and does not reflect options assumed in mergers and acquisitions where the plans governing the options will not be used for future awards. As of December 31, 2014, a total of 133,076 shares of Zhone common stock were issuable upon exercise of outstanding options under those assumed arrangements. The weighted average exercise price of those outstanding options is $8.53 per share.

(2)	Excludes shares available for future issuance under the Zhone Technologies, Inc. 2002 Employee Stock Purchase Plan. As of December 31, 2014, 514,160 shares of common stock were available for future issuance under the plan.
(3)	Under the Zhone Technologies, Inc. 2001 Stock Incentive Plan, the number of shares available for issuance under the plan will be increased automatically on January 1 of any year in which the number of shares available for issuance is less than 5% of the total number of outstanding shares on such date. In any such case, the increase is equal to an amount such that the aggregate number of shares available for issuance under the plan equals the least of (a) 5% of the total number of outstanding shares on such date, (b) 1,000,000 shares, or (c) such other number of shares as determined by the Board.
(4)	In connection with his commencement of employment in July 2014, Mr. Norrod was awarded an option to purchase 1,250,000 shares of our common stock as an “employment inducement” award granted to him as a material inducement to his entering into employment with the company, pursuant to NASDAQ rules. The foregoing inducement award was approved by the Board of Directors without stockholder approval pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules. The option award vests over a four year vesting schedule as follows: 25% of the option will vest on the first anniversary of Mr. Norrod’s commencement of employment, and the remainder will vest in 36 equal monthly installments thereafter, subject to Mr. Norrod’s continued employment through each such vesting date. In addition, in the event Mr. Norrod’s employment is terminated by us for any reason other than by reason of Mr. Norrod’s death, disability, his termination for “cause” (as defined in his employment agreement) or expiration of the term of his employment agreement, or if Mr. Norrod resigns for “good reason” (as defined in his employment agreement), in each case following a change in control (as defined in our Amended and Restated 2001 Stock Incentive Plan), the vesting and exercisability of 100% of the option shall accelerate on the date of such termination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

All relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants are reviewed by our Audit Committee or another independent body of the Board of Directors, such as the independent and disinterested members of the Board. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee or the independent and disinterested members of the Board may consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the Audit Committee deems appropriate.

As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person are disclosed in the company’s proxy statement.

Related Party Transactions

In the ordinary course of business, our executive officers and non-employee directors are reimbursed for travel related expenses when incurred for business purposes. Consistent with this policy, we reimburse Mr. Ejabat for the direct operating expenses incurred in the use of his private aircraft when used for business purposes. The amount reimbursed to Mr. Ejabat for this expense was zero ($0.00) and $53,633 during the years ended December 31, 2014 and 2013, respectively. In addition, until July 2014 we provided Mr. Ejabat with access to approximately 240 square feet of office space, which he used for business operations unrelated to Zhone, although Mr. Ejabat owned and maintained separate phone, facsimile, server and computer systems. We did not incur any incremental costs in connection with the provision of this office space.

AUDIT COMMITTEE REPORT

The Audit Committee has been established for the purpose of overseeing the accounting and financial reporting processes of the company and audits of Zhone’s financial statements and internal control over financial reporting. Zhone’s Audit Committee is made up solely of independent directors, as defined in the applicable Nasdaq and SEC rules, and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. As described more fully in the charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Zhone’s financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of Zhone’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to assure compliance with accounting standards, applicable laws and regulations. KPMG LLP, Zhone’s independent registered public accounting firm, is responsible for performing an independent audit of Zhone’s consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee periodically meets with KPMG, with and without management present, to discuss the results of their examinations, their evaluations of Zhone’s internal controls and the overall quality of Zhone’s financial reporting. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, KPMG. The Audit Committee serves a board level oversight role, in which it provides advice, counsel and direction to management and KPMG on the basis of the information it receives, discussions with management and KPMG, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In performing its oversight role, the Audit Committee reviewed and discussed the audited financial statements with management and KPMG. The Audit Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standard No. 16 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T, including the quality and acceptability of Zhone’s accounting principles as applied in its financial reporting. The Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from Zhone. In reliance on these reviews and discussions, and the reports of KPMG, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Zhone’s annual report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Respectfully Submitted by the Audit Committee

Robert Dahl (Chairman)

James Timmins

Nancy Pierce

OTHER MATTERS

We have not received notice of other matters that may be properly presented at the annual meeting other than those listed on the Notice of Annual Meeting of Stockholders and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in their discretion.

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement. Stockholders of Zhone may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion in the proxy statement relating to our 2016 annual meeting of stockholders, proposals of stockholders must be received at our principal executive offices no later than November 27, 2015 (120 calendar days prior to the anniversary of the date of the proxy statement for our 2015 annual meeting) and must otherwise satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement for that meeting.

Stockholder Proposals for Presentation at Next Year’s Annual Meeting. If a stockholder wishes to present a proposal, including a director nomination, at our 2016 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to our Corporate Secretary prior to the deadline for such meeting determined in accordance with our bylaws. Our bylaw notice deadline with respect to the 2016 annual meeting of stockholders is February 5, 2016 (90 calendar days prior to the anniversary of our 2015 annual meeting). If a stockholder gives notice of a proposal outside of the bylaw notice deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at our 2016 annual meeting. However, in the event that the 2016 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2015 annual meeting, to be timely, notice by the stockholder must be received by the later of (1) the close of business 90 days prior to the 2016 annual meeting or (2) the 10th day following the day on which public announcement of the date of the 2016 annual meeting is first made. A stockholder’s notice must set forth the information required by our bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

Notices. All notices of proposals by stockholders, whether or not included in our proxy statement, should be delivered to Zhone Technologies, Inc., Attn: Corporate Secretary, 7195 Oakport Street, Oakland, California 94621.

C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
ENDORSEMENT_LINE______________SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN
THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by
1:00 A.M., PDT, on May 5, 2015

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/ZHNE • Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone.
There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposal — The Zhone Board of Directors unanimously recommends that stockholders vote “FOR” the listed nominees.

1. To elect two members of the Board of Directors to serve for three-year terms as Class II Directors:

	For	Withhold		For	Withhold
01 - C. Richard Kramlich	☐	☐	02 - Mahvash Yazdi	☐	☐

Proposal 2 — The Zhone Board of Directors unanimously recommends that stockholders vote “FOR” Proposal 2

	For	Against	Abstain

2. To ratify the appointment of KPMG LLP as Zhone’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card. If shares are held jointly, each joint holder must sign. When signing as trustee, executor, administrator, guardian, attorney or corporate officer, please print your full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
	C 1234567890 J N T 1 U P X 2 3 2 1 1 0 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
020JCC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — ZHONE TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 5, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE ZHONE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and the accompanying proxy statement, and hereby appoints James Norrod and Kirk Misaka, jointly and severally, with full power of substitution to each, as proxies of the undersigned, to represent the undersigned and to vote all shares of common stock of Zhone Technologies, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of stockholders of Zhone Technologies, Inc. to be held on May 5, 2015 at 10:00 a.m. Pacific Time at 7195 Oakport Street, Oakland, California 94621, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS INSTRUCTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THIS PROXY CARD WILL CONFER DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES TO VOTE THE SHARES REPRESENTED BY THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 5, 2015:

Zhone’s proxy statement and annual report are available electronically at the Investor Relations section of Zhone’s website at www.edocumentview.com/zhne.

SEE REVERSE SIDE	TO BE SIGNED AND DATED ON REVERSE SIDE	SEE REVERSE SIDE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposal — The Zhone Board of Directors unanimously recommends that stockholders vote “FOR” the listed nominees.

1. To elect two members of the Board of Directors to serve for three-year terms as Class II Directors:

	For	Withhold		For	Withhold
01 - C. Richard Kramlich	☐	☐	02 - Mahvash Yazdi	☐	☐

Proposal 2 — The Zhone Board of Directors unanimously recommends that stockholders vote “FOR” Proposal 2

	For	Against	Abstain

2. To ratify the appointment of KPMG LLP as Zhone’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card. If shares are held jointly, each joint holder must sign. When signing as trustee, executor, administrator, guardian, attorney or corporate officer, please print your full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 —Please keep signature within the box.
/ /
1 U P X 2 3 2 1 1 0 2
020JDC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ZHONE TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 5, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE ZHONE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and the accompanying proxy statement, and hereby appoints James Norrod and Kirk Misaka, jointly and severally, with full power of substitution to each, as proxies of the undersigned, to represent the undersigned and to vote all shares of common stock of Zhone Technologies, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of stockholders of Zhone Technologies, Inc. to be held on May 5, 2015 at 10:00 a.m. Pacific Time at 7195 Oakport Street, Oakland, California 94621, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS INSTRUCTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THIS PROXY CARD WILL CONFER DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES TO VOTE THE SHARES REPRESENTED BY THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 5, 2015:

Zhone’s proxy statement and annual report are available electronically at the Investor Relations section of Zhone’s website at www.edocumentview.com/zhne.

SEE REVERSE SIDE	TO BE SIGNED AND DATED ON REVERSE SIDE	SEE REVERSE SIDE